SHAREHOLDERS AGREEMENT

         This Agreement is made on this 22nd day of May, 2000, between:

         Research Engineers Pvt. Ltd., a Company incorporated under the laws of India and having its Principal office at E2-4, Block GP, Sector 5, Saltlake, Calcutta 700 091 (hereinafter referred to as the REPL which expression shall unless contrary to the context hereof include its successors, legal representatives and permitted assigns) of the FIRST PART

         AND

         Mr. Anup Das son of Mr. Sasanka S. Das resident of GD 337, Salt Lake, Calcutta 700 091 for himself and for Mrs. Kaberi Das wife of Mr. Anup Das, resident of GD-337, Salt Lake, Calcutta 700 091 (hereinafter called the A Das which expression unless contrary to the context hereof shall include their successors, legal representatives and permitted assigns) of the SECOND PART.

         WHEREAS:

         (a) Research Engineers Pvt. Ltd. is in the business of Software development and related services in India and other countries.

         (b) Netguru India Pvt. Ltd. (the Company) is incorporated under the laws of India and is in the business of Software development and provider of internet related services.

         (c) Mr. A Das presently holds along with Mrs. Kaberi Das 100% of equity consisting of 2 equity shares of INR 10 each fully paid up of the Company and Mrs. Kaberi Das holding 1 (one) equity share of the Company has expressly authorized Mr. Anup Das to enter into this agreement on his behalf.

         (d) The parties hereto have agreed to enter into a cooperation for conduct of the business of the Company as set out hereinafter.

         IN CONSIDERATION OF MUTUAL COVENANTS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

                                   DEFINITIONS

         1. The "Company" shall mean Netguru India Private Limited incorporated under the Indian Companies Act, 1956 as per Registration No. 21-80986 of 1996 at Calcutta.

         2. "Shares" shall mean equity shares of the Company subscribed for and to be subscribed for by the parties hereto upon the terms thereof.

                                     SHARES

         3. The Company will have an initial Authorized Share Capital of INR 10,000,000 divided into 1,000,000 Equity Shares of INR 10 each. The initial Issued/Subscribed and Paid up Capital will be INR 1,000,000 divided into 100,000 Equity Shares of INR 10 each.

         4. A Das shall subscribe to and fully pay for 50,998 equity shares of INR 10 each at par aggregating to INR 509,980 (Rupees five hundred nine thousand and nine eighty only) of the Company, the calls on the shares shall be made as the Board of the Company may decide taking into account the financial requirements of the Company and the shares to be subscribed by A Das being 51% of the total shares issued. REPL shall subscribe to and fully pay for 49,000 equity shares of INR 10 each at a premium of INR 190 per share aggregating to INR 9,800,000 (Rupees Nine million eight hundred thousand only) of the Company, the calls on the shares shall be made as the Board of the Company may decide taking into account the financial requirements of the Company and the shares to be subscribed by REPL being 49% of the total shares issued.

         5. After the above issue the capital structure of the Company shall be as under:

        SHAREHOLDER             NUMBER OF SHARES               AMOUNT
REPL                                   49,000                    49%
A Das                                  51,000                    51%
                                      -------
Total                                 100,000                   100%
                                      =======

         6. Further shares of the Company shall be issued and the amount payable in respect thereof shall be called from time to time as may be decided, taking into account the financial requirements of the Company, by the Company's Board of Directors and/or General Body Meeting of the members, as may be necessary. Members of the Company shall be entitled to subscribe to such further shares in proportion to their existing holding of shares.

         7. A Das has agreed that it shall allow the REPL to increase its shareholding stake up to 100% in the event the Government of the India permits higher shareholding by non-residents in the Company after due compliance with applicable rules and regulations as per fair value determined by Auditors of the Company.

         8. The parties shall not assign, pledge, mortgage, charge or otherwise encumber all or any equity shares in the Company held by them except with the prior consent of the other party.

         9. Both the parties would be entitled to initially subscribe or otherwise transfer or part with ownership in the Equity Share to one or more of associated entities after the consent of the other party.

         10. In case there is any change in the Shareholders as per the provisions of this agreement, the parties hereto agree that all new shareholders shall be bound by the provisions of this agreement and the interested party shall obtain an acknowledgment/agreement of their consent to this effect in advance from any such new shareholder(s).

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

                                    DIRECTORS

         11. The parties hereto agree that the number of Directors shall always be an even number and that the Directors shall be appointed by A Das and REPL in equal number and the parties hereto shall vote accordingly.

         12. Minimum of two directors out of which at least one director nominated by the REPL shall be the quorum of all Board meetings. The decisions at the Board meeting without the presence of at least one director from the REPL throughout the meeting shall be null and void.

         13. The parties hereto agree that in case a Director dies, resigns or is otherwise removed prior to the completion of his term, then the respective party will take such other action as may be necessary to appoint or cause to be appointed, as replacement for such deceased, resigned or removed Director.

         14. The parties hereto agree that at all times during the effective period of this Agreement that the parties shall to cause their representatives on the Board of Directors of the Company to exercise their voting rights in consonance with and in compliance of the terms of this Agreement.

         15. Both the parties shall have the right to change their nominee directors on the Board at their discretion. Both parties shall support each other on the Board to get effected such appointment or change. 16. Notices of all Board meeting shall be served to all directors at their specified address in India or overseas. Overseas director may at his discretion specify any address in India for receipt of Board meeting notices or any other intimations.

                     MUTUAL UNDERSTANDING ON CERTAIN MATTERS

         17. All decisions pertaining to following matters of the Company shall be taken only with the consent of at least one director representing A Das and at least one director representing REPL at the Board Meeting:

                  (i) Any change in the capital structure of the Company or to any issue of further shares (of whatever class) or the creation of any options or other rights to subscribe for, acquire or call for shares or redemption or purchase by the Company of Shares or a reduction in the share capital of the Company.

                  (ii) Alterations in the Memorandum and Articles of Association.

                  (iii) Appointment or changes in any directors, additional director or alternate director.

                  (iv) Appointment or changes of Chairman, Managing Director, whole time director or Executive Director.

                  (v) Entering into any arrangements or agreement conferring sole rights to any third party.

                  (vi) Dissolve or liquidate, or sell, lease, transfer, mortgage or otherwise dispose of all or a substantial part of its business and assets and undertakings.

                  (vii) merge or consolidate with another Company.

                  (viii) Create, acquire or control, directly or indirectly, any subsidiary or make any substantial investment in any other Company or venture.

                  (ix) Acquisition of businesses, patent rights.

                  (x) Give loans or stand guarantee or extend credit to any person, firm or Company.

                  (xi) Grant any loans to any associate companies or any Director or any relative of director.

                  (xii) Investment in any associate companies.

                  (xiii) The entering into of (including amendments to) any license, distribution, management, marketing, technical agreement.

                  (xiv) The approval or disapproval of share transfers or allotment of shares.

                  (xv) A change in the corporate title of the Company.

                  (xvi) To enter into any business other than Internet Service Provider and related activities.

                  (xvii) Granting of powers of attorney except for matters in the ordinary course of business.

                  (xviii) To acquire or sell shares, debentures, bonds or any other financial instruments in any other Company.

                  (xix) Any restructuring of its operations.

                  (xx) Appointment and/or any changes in Statutory Auditors.

                  (xxi) Entering into of any contract which is not in the ordinary course of business of the Company.

                  (xxii) Change in the accounting period of the Company.

                  (xxiii) Delegation of authority or power by the Board to an individual, director or a committee of the Board.

                  (xxiv) To make a gift or donation exceeding INR 20,000.

                  (xxv) To issue bonus shares.

                  (xxvi) To declare dividends.

                  (xxvii) To make any distribution out of capital profits or capital reserves including share premium account.

                  (xxviii) To frame and implement any Stock option scheme and any amendments thereof.

                  (xxix) Termination of any agreements.

                  (xxx) To file/withdraw suits by the company in any court of law.

                  (xxxi) To settle with debtors otherwise than in ordinary course of business.

                  (xxxii) Any other matter having material impact on the business of the Company.

         Both the parties agree that authority for any of above mentioned activities shall always be exercised through a properly conducted Board meeting.

                                BOOKS AND RECORDS

         18. The Company shall give to each of the parties hereto and its representatives full opportunity, so long as such party is a shareholder of the Company, full access during normal business hours to all of the premises, physical properties, books, records and agreements of the Company, including the right to make copies of or abstracts from any such books, records and agreements.

         19. The Company shall have its accounts audited by an independent firm of qualified Chartered Accountants in accordance with the Indian Companies Act.

                                   TERMINATION

         20. In the event of either party committing a breach of any of the provisions of this Agreement, the other party shall, without prejudice to other rights and remedies available, have the right to terminate this Agreement, by giving the defaulting party a notice in writing, specifying, the nature of the default and the intention of termination unless such default is cured by the defaulting party within three weeks following receipt of the said notice. In the event of the termination of this agreement, the parties hereto shall endeavor in good faith to reach an agreement as to the treatment of the Company or for transfer of the stake to other party at fair value decided by Auditors of the Company and failing such agreement within 60 days after the date of termination or such extended time to which the parties hereto may agree, the Company shall be taken into liquidation after completion of all Commitments/contacts for work in hand as on the date of termination.

         21. In case either party shall be adjudged bankrupt or insolvent, or shall file a voluntary petition in any court in India/Overseas for bankruptcy or make an assignment for the benefit of its creditors or shall admit in writing its inability to pay or meet its debts as they mature or if a receiver of all or any substantial part of its property shall be appointed, this Agreement shall be terminated and the other party shall be entitled to purchase its shares in the Company at a fair value decided by Auditors of the Company.

                                 NON-COMPETITION

         22. The A Das undertakes not to be involved in or allow any of their subsidiaries/affiliates/direct relatives to be involved in, any business which competes, directly or indirectly with Company in India during the currency of this Agreement.

         23. The REPL hereto undertake and agree not to associate or enter into any business in India which directly conflicts with the interests of the Company.

                                  MISCELLANEOUS

         24. This Agreement shall be governed by and construed in accordance with the Laws applicable in India.

         25. Any notices required or permitted to be given hereunder shall be in writing and sent by registered post postage prepaid and shall be addressed to the parties at the addresses mentioned in the beginning of this Agreement or such other addresses as either of the parties may from time to time designate by notice in writing to the other.

         26. Notice as provided herein shall be deemed to be served when received.

         27. Any dispute or difference or claim arising out of or in relation to this Agreement including the construction, validity, performance or breach thereof, which the parties hereto cannot settle by reaching a mutual understanding, shall be settled as per the provisions of Indian Arbitration & Reconciliation Act of 1996.

         28. A Das and REPL shall obtain from the appropriate agencies of the Indian and U.S. Governments respectively all consents, approvals permissions or authorizations in form and substance satisfactory to both parties that may be required and necessary for the execution, delivery, performance and observance of all the provisions of this Agreement by the Company.

         29. In the event that any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, provided, however, that in the event of either party seeking to enforce such invalid, illegal or unenforceable provision, the other party may terminate this Agreement by notice.

         30. No variation, amendment or revision of this agreement shall be valid or effective unless made by any one or more instruments, in writing, referring to this Agreement and signed by the parties hereto.

         31. Both the parties agree to take necessary steps for amending the Memorandum and Articles of Association of the Company to give affect to the provisions of this Agreement.

         IN WITNESS WHEREOF the parties hereto have here into set and subscribed their respective hands and seals the day and year first hereinabove written.

         For RESEARCH ENGINEERS PVT. LTD.



         /s/ Guruda Sarkar
         -----------------

         (GURUDAS SARKAR)
         CHIEF OPERATING OFFICER

         in the presence of [ILLEGIBLE SIGNATURE]
                             address

         For A Das

         /s/ Anup Das
         ------------

         (ANUP DAS)

         in the presence of

         [ILLEGIBLE SIGNATURE]
          address


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